UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATED: October 31, 2006

Commission File Number 001-13797

HAWK CORPORATION
(Exact name of Registrant as specified in its charter)

Commission File Number 001-13797

Delaware	34-1608156
(State of incorporation)	(I.R.S. Employer Identification No.)

200 Public Square, Suite 1500, Cleveland, Ohio 44114
(Address of principal executive offices) (Zip Code)

(216) 861-3553
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 31, 2006, Hawk Corporation issued a press release announcing financial results for the third quarter ended September 30, 2006. A copy of this press release was posted to Hawk's web site (www.hawkcorp.com) and a copy is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit:
99.1 Hawk Corporation press release dated October 31, 2006

Pursuant to General Instruction B, Subsection 2 of Form 8-K, this exhibit is not "filed" for purposes of Section 18 of the Securities Act of 1934, as amended, but is instead furnished as required by that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hawk Corporation

October 31, 2006	By:	/s/ Thomas A. Gilbride

Name: Thomas A. Gilbride
Title: Vice President - Finance

EXHIBIT 99.1

Hawk Announces Third Quarter 2006 Results

•	Net sales increased 17.4% to $73.7 million
•	Third quarter income from operations increased to $6.6 million from prior year loss

CLEVELAND, Ohio - October 31, 2006 - Hawk Corporation (AMEX: HWK) announced today that net sales for the third quarter of 2006 increased by 17.4% to $73.7 million from $62.8 million in the comparable prior year period. The Company’s net sales benefited during the quarter from the impact of pricing actions taken with respect to certain customers in its friction products segment, continued new product introductions and strong economic conditions in many of the Company’s end markets, including the construction and mining, heavy truck, fluid power, appliance and agriculture markets.

Income from operations in the third quarter was $6.6 million in 2006 compared to a loss of $0.3 million in the comparable period of 2005. As a percentage of net sales, the Company’s operating margin increased to 9.0% in the third quarter of 2006 compared to a negative operating margin in the comparable quarter of 2005. This operating margin improvement was primarily the result of the price increases and operating improvements at the Company’s Tulsa friction products facility. These gains were partially offset by increased raw material, higher than anticipated medical costs, increased wage and incentive compensation expenses, product mix and higher depreciation expense during the period. The net operating improvements in the third quarter were also partially offset by poor operating results in the Company’s performance racing segment.

The loss from operations in the third quarter of 2005 included $2.2 million of restructuring costs related to the Tulsa plant move and $0.4 million of income resulting from a reduction in an actuarially computed liability related to future employee benefit costs. In the third quarter of 2006, there were no comparable items included in income from operations. Adjusted income from operations before consideration of these charges was $1.5 million, or 2.4% of net sales, in the third quarter of 2005 (Table 1).

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are pleased with the third quarter results as we continue to make progress in the operational performance of our Tulsa plant and experience strong sales performance in our friction products and precision components segments. Additionally, we benefited during the quarter from pricing actions to certain customers reflecting our respected position as a critical leading supplier of friction materials. A portion of these price increases in the third quarter will continue to provide benefit into future periods. We have continued to focus on a number of lean manufacturing initiatives at our friction products and precision components segments to improve our level of customer service.”

For the nine month period ended September 30, 2006, net sales were $228.4 million, an increase of $22.6 million, or 11.0%, from $205.8 million in the comparable prior year period. Income from operations for the same nine month period increased $3.5 million, or 28.0%, to $16.0 million from $12.5 million in the comparable prior period. Included in the Company’s income from operations for the nine months ended September 30, 2005 were $4.3 million of direct restructuring costs related to the move to Tulsa and $0.7 million of net other costs. In the same nine month period of 2006, there were no restructuring costs or comparable net other costs. Adjusted income from operations in the first nine months of 2005 before consideration of the restructuring and other costs was $17.5 million, or 8.5% of net sales, compared to $16.0 million or 7.0% of net sales, in the first nine months of 2006 (Table 2).

The Company reported net income of $2.1 million, or $.22 per diluted share, on 9.5 million shares outstanding in the third quarter of 2006, compared to a net loss of $1.7 million, or a net loss of $.19 per diluted share, on 8.9 million shares outstanding in the comparable prior year period. The Company reported a worldwide effective tax rate of 52.8% and 49.8% in the third quarter and nine month period ending September 30, 2006, respectively, compared to 42.7% and 57.7% in the comparable periods of 2005 primarily resulting from the effect of the restructuring costs on the Company’s domestic taxable income. For the nine months ended September 30, 2006, net income was $4.4 million, or $.45 per diluted share, an increase of 120.0%, compared to $2.0 million or $.20 per diluted share, in the comparable prior year period.

Business Segment Results
Net sales in the friction products segment for the third quarter ended September 30, 2006 increased $10.0 million, or 24.9%, to $50.2 million from $40.2 million in the comparable prior year period. In addition to the segment’s pricing actions, the primary drivers of the sales increase in the third quarter were strong worldwide demand in the construction and mining, heavy truck, and performance automotive markets, and increased sales to the industrial and performance automotive aftermarkets as well as sales from new product applications to the construction and heavy truck markets. For the nine months ended September 30, 2006 net sales in this segment were $149.4 million, up 14.7%, from $130.2 million in the comparable prior year period.

For the third quarter ended September 30, 2006, income from operations in the friction products segment increased $7.7 million to $7.3 million from a loss of $0.4 million in the third quarter of 2005. The increase in income from operations was primarily the result of pricing actions, increased production flow from the Tulsa plant, and improved control of manufacturing expenses as the facility benefited from improved manufacturing efficiencies. This increase was partially offset by expenses incurred due to the continued start-up costs, including logistic and scrap expenses in Tulsa, increased medical and incentive compensation expenses and increased raw material costs. Adjusted income from operations of $7.3 million in the third quarter of 2006 compares to adjusted income from operations of $1.4 million in the comparable quarter of 2005 (Table 1). For the nine months ended September 30, 2006, income from operations in this segment was $13.8 million, an increase of $4.3 million, or 45.3%, from $9.5 million in the comparable prior year period. Adjusted income from operations was $13.8 million for the nine month period ended September 30, 2006 compared to $13.9 million in the comparable prior year period (Table 2).

In the Company’s precision components segment, net sales for the three months ended September 30, 2006 increased $1.6 million, or 8.4%, to $20.7 million from $19.1 million in the comparable prior period. The segment’s net sales increases were the result of strong end market demand and new product introductions, primarily in the fluid power and appliance markets during the quarter. The new product introductions were enabled in large part because of the segment’s recent investments in innovative manufacturing capacity. The segment continues to gain new business awards setting a new record for the organization of $18.0 million of net new business awards as of September 30, 2006 reflecting the success of the technology program and the segment’s Conversioneering® initiative. For the nine months ended September 30, 2006 net sales in this segment were $69.1 million, an increase of $6.0 million, or 9.5%, from $63.1 million in the comparable prior year period.

Loss from operations in the precision components segment in the third quarter of 2006 was $0.3 million compared to income from operations of $0.4 million, a decrease of $0.7 million, from the comparable prior year period. During the third quarter of 2006, the segment was negatively impacted by increased medical costs, continuing start-up costs of the segment’s China facility, higher incentive compensation expense, increased labor and raw material costs, product mix and increased depreciation expense relating to the segment’s new technology equipment. The decrease in operating income was partially offset by margin improvement from volume related absorption of fixed overhead. For the nine months ended September 30, 2006 income from operations in this segment was $3.2 million, an increase of $0.6 million, or 23.1% from $2.6 million in the comparable prior year period.

In the Company’s performance racing segment, net sales in the third quarter were $2.8 million, a decrease of $0.7 million or 20.0%, from $3.5 million in the comparable prior year period. The decrease resulted primarily from a realignment of the Company’s strategic customer focus at its driveline transmission facility. At the end of 2005, the Company made a significant change in the management of its driveline business operations, and began repositioning itself in the marketplace by increasing the level of engineering and product design capabilities while aligning itself with a new provider of premium gears for the racing market. These measures were taken to meet increased competition in the transmission market. For the nine months ended September 30, 2006, net sales were $9.9 million, a decrease of $2.5 million, or 20.2%, from $12.4 million in the comparable prior year period.

For the quarter ended September 30, 2006, loss from operations in the performance racing segment was $0.5 million compared to a loss of $0.3 million in the comparable prior year period primarily as a result of the reduced sales volume and increased costs of component inventory. For the nine months ended September 30, 2006 loss from operations in this segment was $1.1 million, a decrease of $1.5 million from income from operations of $0.4 million in the comparable prior year period.

Working Capital and Liquidity
As of September 30, 2006, working capital increased by $9.0 million to $59.3 million from December 31, 2005 levels primarily from increased accounts receivable and inventory levels as a result of the sales increase during the first nine months of 2006. The net increase in working capital was funded by cash flow from operations, as well as borrowings under the Company’s revolving credit facility. As of September 30, 2006, the Company had $6.6 million outstanding under its revolving credit facility compared to $10.0 million outstanding as of June 30, 2006 and $15.3 million outstanding as of March 31, 2006. The Company had $21.2 million available for additional borrowings under its revolving credit facility as of September 30, 2006. The Company had capital expenditures of approximately $2.6 million and $8.8 million for the three and nine months ended September 30, 2006, respectively.

Business Outlook
The Company is confirming its guidance range for revenue for the year ending December 31, 2006 of $290.0 million to $300.0 million.

The Company is adjusting its previously issued guidance on income from operations of $23.0 million to $25.0 million to a revised range of $20.0 million to $22.0 million reflecting higher commodity costs, including copper and other raw materials, higher than anticipated medical costs, and the operating results of its performance racing segment for the balance of 2006.

Depreciation and amortization expense is expected to be $13.0 million for the year, and cash outlays for capital expenditures are estimated to be between $13.0 million and $15.0 million for the calendar year ending December 31, 2006. The Company’s worldwide effective tax rate is expected to be 49.8%, an increase from the original estimate of 42.1%, for the year ending December 31, 2006 reflecting the impact of the mix of domestic and foreign income. The Company estimates that there will be approximately 9.5 million fully diluted shares outstanding for the full year ended December 31, 2006. As a result, the Company now expects that its earnings per share from continuing operations will be in a range from $0.45 to $0.55 per fully diluted share for the full year ended December 31, 2006.

Mr. Weinberg said, “We are pleased to report that through our research and development projects and technical selling activities with our customer base, we expect to see the benefit of strong sales volume increases as we finish up 2006 and move into 2007.” Mr. Weinberg continued, “We are excited by the market leadership of our friction products and precision components segments and the positive results that we anticipate achieving in the future. We continue to focus on operational improvements which we have named ‘Total Lean’. We look forward to introducing a reinvigorated driveline components business in our performance racing segment as we move into the 2007 race season.”

On October 26, 2006 the Company announced that it was exploring the possible sale of its precision components segment. The Company believes that a sale of the precision components business would allow the Company to focus on the many growth opportunities available in its friction products and performance racing businesses. There is no assurance that a sale of its precision components segment will occur. Consequently, the results of the precision components segment are appropriately reflected in the continuing operations of Hawk Corporation for the period ending September 30, 2006. The guidance ranges provided include the Company’s expectations for its precision components segment for the full year ending December 31, 2006.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment, recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools and trucks. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,800 employees at 17 manufacturing, research, sales and administrative sites in 5 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, income from operations, earnings, earnings per share, market share, foreign operations, working capital, the possible sale of the precision components segment and other statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: continuing impact of operational inefficiencies at the Tulsa friction products facility; the ability to hire and train qualified people at the Company’s new friction products facility; the ability to achieve the projected cost savings at the new facility; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; whether a sale of its precision components group will occur; whether the Company will be successful in capitalizing on growth opportunities in the friction products and performance racing segments should a sale of the precision components segment occur; the impact on the Company’s gross profit margins as a result of changes in product mix; the ability of the Company to begin generating profits from its powder metal facility in China; the effect of other manufacturers who compete with the Company transferring manufacturing operations to China and other lower wage locations; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the ability of the Company to meet the terms of its credit facilities, including the numerous financial covenants and other restrictions; the Company’s vulnerability to adverse general economic and industry conditions and competition; the ability of the Company to successfully negotiate new agreements, as they expire, with its unions representing certain of its employees, on terms favorable to the Company without experiencing work stoppages; the ability of the Company to utilize tax loss carryforwards in future periods; the actual or anticipated fluctuations in operating results, including those arising as a result of any impairment of goodwill or other intangible assets related to past or future acquisitions; whether or not the Company’s motor segment will be sold and if sold whether the sale can take place in the time or at the price projected by the Company; and, the continuity of business relationships with major customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2005, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday, October 31, 2006 at 11:00 a.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Net sales	$73,673	$62,808	$228,375	$205,753
Cost of sales	55,776	52,952	180,114	159,693
Gross profit	17,897	9,856	48,261	46,060

Selling, technical and administrative expenses	11,202	8,429	31,898	29,568
Restructuring costs	-	1,977	-	3,880
Employee benefit curtailment	-	-	-	(424)
Amortization of intangibles	126	184	379	552
Total expenses	11,328	10,166	32,277	33,576

Income (loss) from operations	6,569	(310)	15,984	12,484

Interest expense	(2,852)	(2,625)	(8,508)	(7,866)
Interest income	40	6	63	21
Other income (expense), net	52	(51)	132	(307)

Income (loss) from continuing operations before income taxes	3,809	(2,980)	7,671	4,332
Income tax provision (benefit)	2,012	(1,273)	3,820	2,501

Income (loss) from continuing operations	1,797	(1,707)	3,851	1,831
Income from discontinued operations, net of tax	307	14	562	125

Net income (loss)	$2,104	$(1,693)	$4,413	$1,956

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$.19	$(.19)	$.39	$.19
Discontinued operations, net of tax	.03	.00	.06	.01
Earnings (loss) per diluted share	$.22	$(.19)	$.45	$.20

Diluted shares outstanding	9,498	8,880	9,518	9,345

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Segment data:
Net sales
Friction products	$50,140	$40,192	$149,379	$130,205
Precision components	20,717	19,134	69,106	63,146
Performance racing	2,816	3,482	9,890	12,402
Total	$73,673	$62,808	$228,375	$205,753

Gross profit
Friction products	$14,347	$6,262	$33,726	$30,988
Precision components	3,139	3,096	12,787	12,162
Performance racing	411	498	1,748	2,910
Total	$17,897	$9,856	$48,261	$46,060

Depreciation and amortization:
Friction products	$1,776	$1,681	$5,225	$5,196
Precision components	1,321	1,014	3,885	3,053
Performance racing	61	58	177	170
Total	$3,158	$2,753	$9,287	$8,419

Income (loss) from operations:
Friction products	$7,346	$(404)	$13,815	$9,480
Precision components	(251)	380	3,249	2,589
Performance racing	(526)	(286)	(1,080)	415
Total	$6,569	$(310)	$15,984	$12,484

Reconciliation of Financial Measures

This earnings release discloses income from operations, income from operations per diluted share and adjusted income from operations (income from operations before restructuring, employee benefit curtailment and loan forgiveness costs) for each business segment or for the Company in total, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most comparable GAAP measure is included below in this earnings release. Management believes that these financial measures are useful to investors because they exclude the Company’s non-recurring restructuring and other costs, allowing investors to more easily compare the Company’s financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each of its business segments.

Table 1
Adjusted income from operations Three months ended September 30
	Income (loss) from operations, as reported (GAAP)		Restructuring costs[1]		Other (income) costs, net[2]		Adjusted income (loss) from operations
	2006	2005	2006	2005	2006	2005	2006	2005
Friction products	$7,346	$(404)	$-	$2,217	$-	$(424)	$7,346	$1,389
Precision components	(251)	380	-		-	-	(251)	380
Performance racing	(526)	(286)	-		-	-	(526)	(286)
Total pre-tax	$6,569	$(310)	$-	$2,217	$-	$(424)	$6,569	$1,483
Operating margin	9.0%	(0.5%)					9.0%	2.4%

1. Restructuring costs in this table for the third quarter ended September 30, 2005 include $0.2 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.
2. Other (income) costs, net includes employee benefit curtailment income for the third quarter ended September 30, 2005.

Table 2 Adjusted income from operations Nine months ended September 30
	Income (loss) from operations, as reported (GAAP)		Restructuring costs[1]		Other (income) costs, net[2]		Adjusted income (loss) from operations
	2006	2005	2006	2005	2006	2005	2006	2005
Friction products	$13,815	$9,480	$-	$4,288	$-	$169	$13,815	$13,937
Precision components	3,249	2,589	-	-	-	443	3,249	3,033
Performance racing	(1,080)	415	-	-	-	64	(1,080)	479
Total pre-tax	$15,984	$12,484	$-	$4,288	$-	$676	$15,984	$17,448
Operating margin	7.0%	6.1%					7.0%	8.5%

1. Restructuring costs in this table for the nine months ended September 30, 2005 include $0.2 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.
2. Other (income ) costs, net include loan forgiveness costs and employee benefit curtailment costs for the nine months ended September 30, 2005.

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET
(in thousands)

	September 30,	December 31,
	2006	2005
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$5,893	$7,111
Accounts receivable, net	48,506	36,225
Inventories	50,475	46,379
Taxes receivable	42	347
Deferred income taxes	4,546	4,430
Other current assets	5,245	5,660
Assets held for sale	-	1,644
Assets of discontinued operations	3,980	3,633
Total current assets	118,687	105,429

Property, plant and equipment, net	70,826	70,918

Goodwill	32,495	32,495
Finite-lived intangible assets	8,056	8,435
Deferred income taxes	916	916
Other assets	7,728	8,035
	49,195	49,881
Total assets	$238,708	$226,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$31,785	$30,444
Other accrued expenses	23,524	19,629
Short-term debt	1,146	1,386
Current portion of long-term debt	247	307
Liabilities of discontinued operations	2,693	3,334
Total current liabilities	59,395	55,100

Long-term debt	117,321	115,892
Deferred income taxes	1,026	885
Pension liabilities	10,554	10,522
Other	3,580	3,113
Shareholders’ equity	46,832	40,716

Total liabilities and shareholders’ equity	$238,708	$226,228

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